As filed with the Securities and Exchange Commission on April 8, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Hi-Crush Partners LP

(Exact name of registrant as specified in its charter)

Delaware	90-0840530
(State or other jurisdiction of incorporation or organization)	(I.R.S Employer Identification No.)

Three Riverway, Suite 1550, Houston, Texas	77056
(Address of Principal Executive Offices)	(Zip Code)

Hi-Crush Partners LP Long-Term Incentive Plan

(Full title of the plan)

Robert E. Rasmus/James M. Whipkey

Three Riverway, Suite 1550

Houston, Texas 77056

(Name and Address of Agent For Service)

(713) 960-4777

(Telephone Number, Including Area Code, of Agent For Service)

Copy to:

P. Kevin Trautner

Fulbright & Jaworski L.L.P.

Fulbright Tower

1301 McKinney, Suite 5100

Houston, Texas 77010

Tel: (713) 651-5412

Fax: (713) 651-5246

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common units representing limited partnership interests	1,364,035	$19.07	$26,012,148	$3,549

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of additional common units issuable under the Hi-Crush Partner LP Long-Term Incentive Plan that become issuable under the plan by reason of stock splits, stock dividends or similar transactions.
(2)	Estimated solely for purposes of calculating the registration fee in accordance with Rules 457(c) and (h) of the Securities Act. The price for the common units being registered hereby is based on a price of $19.07 which is the average of the high and low trading prices per common unit of Hi-Crush Partners LP as reported by the New York Stock Exchange on April 1, 2013.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

In accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the instructional note to Part I of Form S-8, the information specified in Part I of Form S-8 has been omitted from the filing of this registration statement. The documents containing the information specified in Part I of Form S-8 will be sent or given to plan participants as specified by Rule 428(b)(1) of the Securities Act. Such documents and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. The Registrant shall maintain a file of such documents in accordance with the provisions of Rule 428(a)(2) of the Securities Act. Upon request, the Registrant shall furnish to the Securities and Exchange Commission (the “Commission”) or its staff a copy of any or all of the documents included in the file.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission are incorporated herein by reference (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)):

(i) The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012;

(ii) Current Report on Form 8-K filed on February 5, 2013; and

(ii) The “Description of Common Units” section of the Registrant’s Registration Statement on Form 8-A, filed with the Commission on August 13, 2012 pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information furnished pursuant to Items 2.02 or 7.01 on any Current Report on Form 8-K) subsequent to the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered under the plan have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents.

ITEM 4.	Description of Securities.

Not applicable.

ITEM 5.	Interest of Named Experts and Counsel.

Not applicable.

ITEM 6.	Indemnification of Directors and Officers.

Subject to any terms, conditions or restrictions as are set forth in the Second Amended and Restated Agreement of Limited Partnership of the Registrant (the “Partnership Agreement”), Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against any and all claims and demands whatsoever.

Under the terms of the Partnership Agreement, the Registrant will indemnify the following persons in most circumstances, to the fullest extent permitted by law, from and against all losses, claims, damages, liabilities, or similar events:

•	the Registrant’s general partner;

•	any departing general partner of the Registrant;

•	any person who is or was an affiliate of the Registrant’s general partner or any departing general partner;

•

any person who is or was a manager, managing member, general partner, director, officer, fiduciary or trustee of the Registrant, its subsidiaries, its general partner, any departing general partner or any of their affiliates;

•

any person who is or was serving as a manager, managing member, general partner, director, officer, employee, agent, fiduciary or trustee of another person owing a fiduciary duty to the Registrant or its subsidiaries;

•	any person who controls the Registrant’s general partner or any departing general partner; and

•	any person designated by the Registrant’s general partner.

Any indemnification under the provisions of the Partnership Agreement will only be out of the Registrant’s assets. Unless the Registrant’s general partner otherwise agrees, it will not be personally liable for, or have any obligation to contribute or lend funds or assets to the Registrant to enable the Registrant to effectuate indemnification. The Registrant may purchase insurance against liabilities asserted against and expenses incurred by persons for its activities, regardless of whether it would have the power to indemnify the person against liabilities under the Partnership Agreement.

The Registrant’s general partner has entered into indemnification agreements (each, an “Indemnification Agreement”) with each of its officers and directors (each, an “Indemnitee”). Each Indemnification Agreement provides that the general partner will indemnify and hold harmless each Indemnitee against all expense, liability and loss (including attorney’s fees, judgments, fines or penalties and amounts to be paid in settlement) actually and reasonably incurred or suffered by the Indemnitee in connection with serving in their capacity as officers and directors of the Registrant’s general partner (or of any subsidiary of the Registrant’s general partner) or in any capacity at the request of the Registrant’s general partner or its board of directors to the fullest extent permitted by applicable law, including Section 18-108 of the Delaware Limited Liability Company Act in effect on the date of the agreement or as such laws may be amended to provide more advantageous rights to the Indemnitee. The Indemnification Agreement also provides that the Registrant’s general partner must advance payment of certain expenses to the Indemnitee, including fees of counsel, in advance of final disposition of any proceeding subject to receipt of an undertaking from the Indemnitee to return such advance if it is ultimately determined that the Indemnitee is not entitled to indemnification.

The Registrant’s general partner has purchased insurance covering its officers and directors against liabilities asserted and expenses incurred in connection with their activities as officers and directors of the general partner or any of its direct or indirect subsidiaries.

ITEM 7.	Exemption from Registration Claimed.

Not Applicable.

ITEM 8.	Exhibits.

Exhibit No.	Exhibit Description

4.1	Certificate of Limited Partnership of Hi-Crush Partners LP (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1 as filed with the Commission on July 9, 2012).

4.2	Second Amended and Restated Agreement of Limited Partnership of Hi-Crush Partners LP, dated January 31, 2013 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K as filed with the Commission on February 5, 2013).

4.3	Registration Rights Agreement by and between Hi-Crush Partners LP and Hi-Crush Proppants LLC dated August 20, 2012 (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K as filed with the Commission on August 21, 2012).

4.4	First Amendment to Registration Rights Agreement by and between Hi-Crush Partners LP and Hi-Crush Proppants LLC, dated January 31, 2013 (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K as filed with the Commission on February 5, 2013).

5.1*	Opinion of Counsel as to the legality of the securities being registered.

23.1*	Consent of PricewaterhouseCoopers LLP

23.2*	Consent of Counsel (included in Exhibit 5.1)

24.1*	Power of Attorney (included as part of signature page to this Registration Statement)

99.1*	Hi-Crush Partners LP Long-Term Incentive Plan

*	Filed herewith

ITEM 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on April 8, 2013.

Hi-Crush Partners LP

By:	Hi-Crush GP LLC, its general partner

By:	/s/ Robert E. Rasmus
Robert E. Rasmus
Co-Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Robert E. Rasmus and James M. Whipkey, and each of them, any one of whom may act without joinder of the other, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all pre- and post-effective amendments to this registration statement (including any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, or the substitute or substitutes of any or all of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Robert E. Rasmus	Co-Chief Executive Officer and Director	April 8, 2013
Robert E. Rasmus	(Principal Executive Officer)

/s/ James M. Whipkey	Co-Chief Executive Officer and Director	April 8, 2013
James M. Whipkey	(Principal Executive Officer)

/s/ Laura C. Fulton	Chief Financial Officer	April 8, 2013
Laura C. Fulton	(Principal Financial and Accounting Officer)

/s/ Robert L. Cabes, Jr.	Director	April 8, 2013
Robert L. Cabes, Jr.

/s/ John R. Huff	Director	April 8, 2013
John R. Huff

/s/ Steven A. Webster	Director	April 8, 2013
Steven A. Webster

/s/ John F. Affleck-Graves	Director	April 8, 2013
John F. Affleck-Graves

/s/ Joseph C. Winkler III	Director	April 8, 2013
Joseph C. Winkler III

EXHIBIT INDEX

Exhibit No.	Exhibit Description

4.1	Certificate of Limited Partnership of Hi-Crush Partners LP (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1 as filed with the Commission on July 9, 2012).

4.2	Second Amended and Restated Agreement of Limited Partnership of Hi-Crush Partners LP, dated January 31, 2013 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K as filed with the Commission on February 5, 2013).

4.3	Registration Rights Agreement by and between Hi-Crush Partners LP and Hi-Crush Proppants LLC dated August 20, 2012 (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K as filed with the Commission on August 21, 2012).

4.4	First Amendment to Registration Rights Agreement by and between Hi-Crush Partners LP and Hi-Crush Proppants LLC, dated January 31, 2013 (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K as filed with the Commission on February 5, 2013).

5.1*	Opinion of Counsel as to the legality of the securities being registered.

23.1*	Consent of PricewaterhouseCoopers LLP

23.2*	Consent of Counsel (included in Exhibit 5.1)

24.1*	Power of Attorney (included as part of signature page to this Registration Statement)

99.1*	Hi-Crush Partners LP Long-Term Incentive Plan

*	Filed herewith